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                                  EXHIBIT 10.5

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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 8th day of March, 1996, is entered into by Picture Works, Inc., a Delaware Corporation with its principal place of business at 649 San Ramon Valley Boulevard, Danville, California 94526 (the "Company") and Donald W. Strickland, currently residing at 20101 Mendelsohn Lane, Saratoga, California 95070 (the "Executive").

         The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement. Executive's employment with the Company will commence on March 11, 1996, and shall continue until terminated pursuant to the terms hereof.

         The provisions of Section 13 of this Agreement shall survive any such termination. The Term of the Executive's employment hereunder is referred to as the "Employment Period".

         2.       Title:  Capacity.

                  2.1 Chief Executive Officer. The Executive shall serve as President and Chief Executive Officer ("CEO"), reporting to the Board of Directors (the "Board") and having such duties and responsibilities as may be assigned from time to time to the Executive by the Board, provided however that the Executive shall be employed in an executive capacity as a member of the Company's management team. The Executive shall be based at the Company's headquarter in the Danville, California area.

                  2.2 Board Seat. For so long as the Executive is employed as CEO, the Company will use its best efforts to cause the Executive to be elected as a member of the Board.

                  2.3 Full-Time. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during his Employment Period.

         3.       Compensation and Benefits.

                  3.1 Salary. The Company shall pay the Executive a monthly salary of $16,666,66. Such salary shall be subject to annual review by the Company and, based upon such review, may be increased (but shall not be decreased except in connection with a general reduction in pay affecting all executive officers of the Company).

                  3.2 Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees; if any, to the extent that the Executive's position, tenure, salary, age, health and other qualifications to make him eligible to participate. The Executive shall be entitled to four weeks vacation each year. To the extent that the Executive does not take four weeks vacation in any year, such unused time shall accrue and may be taken in any subsequent Employment Year. Additionally, the Company shall pay five thousand dollars ($5,000) annually to the Executive to enable him to purchase one million five hundred thousand dollars ($1,500,000) of term life insurance.

                  3.3 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

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                  3.4      Stock Purchase. As of the first Board Meeting
following March 11, 1996, the Executive will be given the opportunity to purchase such number of shares of the Common Stock of the Company as is equal to 6% of the outstanding Common Stock of the Company, such 6% to be calculated on a fully-diluted basis assuming (i) the completion of the financing with Battery Ventures and the conversion of any preferred stock issued in such financing, and
(ii) the grant and exercise of stock options making the assumption set forth in clause (i) of this sentence. Such Shares shall vest at the rate of twenty-five percent (25%) per year. Executive may use a full recourse promissory note to purchase such shares, and shall pledge such shares as security for repayment of the note. Such note and pledge agreement shall provide that if Executive so elects, such shares may be applied to the repayment of the note to the extent of their fair market value at the time of repayment.

                  3.5 Transition. For so long as the Executive is an employee of the Company (but in no event longer than the period commencing March 11, 1996 and ending August 13, 1998), the company will pay, or reimburse the Executive six thousand eight hundred seventy-five dollars ($6,875) annually for the interest expense on that certain obligation due his former employer, Apple Computer, Inc.

                  3.6 Bonus. The Executive shall receive in the first twelve months of his employment bonus payments totalling $100,000.00, payable in quarterly installments of $25,000.00, with the first payment due June 1, 1996. Thereafter, the Executive and the Board shall prepare and agree upon a plan for the payment of bonuses to the Executive for each of the fiscal years subsequent to the first twelve (12) months of the Executive's employment in which the Executive is employed by the Company.

         4.       Change in Control.

                  In the event there is a change in control due to the sale or merger of the Company, fifty percent (50%) of the Executive's unvested stock options shall immediately be vested.


                  A "change in control of the Company shall be deemed to have occurred if:

                  (a) any person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the company as a result of one or more transfers from current stockholders representing 50% or ore of the combined voting power of the Company's then outstanding securities;

                  (b) there occurs a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity acquires more than 50% or more of the combined voting power of the Company's then outstanding securities; or

                  (c) the Company sells or disposes of all or substantially all of the Company's assets.

         5.       Effect of Termination; Severance.

                  5.1 Termination. The Company may terminate the Executive's employment hereunder at any time, with or without cause, upon written notice from the Company to the Executive (or upon such longer notice as the Company may state in its written notice). The Executive may terminate his employment hereunder by providing written of termination to the Company.


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                  5.2      Termination for Cause or Voluntary Termination by the
Executive. In the event Executive's employment is terminated by the Company for cause or voluntarily by the Executive, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section through the last day of his actual employment by the Company.

                  5.3 Termination Other Than For Cause. If the Executive's employment is terminated by the Company other than for cause, the Company shall continue the payment of the Executive's salary and benefits and his shares shall continue to vest until the earlier of twelve months after his actual termination of employment or the Executive's obtaining other full time employment. For purposes of this Section, if the Executive is demoted from his position as CEO and within one month thereafter voluntarily terminates his employment with the Company, such termination shall be deemed a termination by the Company other than for cause.

                  5.4      Definition of "Cause". For the purpose of this
Section 5, "cause" for termination shall be deemed to exist upon (a) the material breach by the Executive of any of his obligations the Agreement, (b) a good faith finding by the Board of (i) gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or any subsidiary of the Company; (ii) conviction for an act of embezzlement or fraud; or (iii) the deliberate disregard of the rules or policies of the Company or any subsidiary which results in a material directly or indirect loss, damage or injury to the Company or any subsidiary.

         6.       Non-Disclosure Assignment of Inventions.

                  Executive agrees to execute the Company's standard employee non-disclosure and assignment of invention agreements.

         7. Other Agreements. Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, which in either case, would be violated by the Executive being employed by the Company hereunder. Executive further represents that his performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

         8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposition the United States Post Office, by certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

         9. Pronouns. Whenever the context may require, any pronouns in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         10. Entire Agreement. This Agreement, together with its Exhibits, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

         12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California.

         13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided that the obligations of the Employee are personal and shall not be assigned by him.

         14.      Miscellaneous.


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                  14.1     No delay or omission by the parties hereto in
exercising any right under this Agreement shall operate as a waive of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  14.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.


                                                PICTUREWORKS, INC.

                                                By:  /Stanley B. Frye/
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                                                Title:  Chairman
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                                                EXECUTIVE

                                                /Donald W. Strickland/
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                                                Donald W. Strickland


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